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EXHIBIT 10.11              EXECUTIVE EMPLOYMENT AGREEMENT


                  THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") made as of this 2nd day of February 1999 by and between the parties: JOHN HWANG, an individual whose address is P.O. Box 1101, Palo Alto, California 94302 (hereinafter referred to as the "Executive"), and TELESERVICES INTERNATIONAL GROUP INC., a Florida corporation with its principal executive offices at 100 Second Avenue South, Suite 1000, St. Petersburg, Florida 33701 (hereinafter referred to as the "Company").

                               W I T N E S S E T H

                  WHEREAS, the Company desires to retain and employ the Executive for the purpose of securing to the Company the experience, ability and services of the Executive; and

                  WHEREAS, the Executive desires to be employed by the Company;

                  NOW, THEREFORE, it is mutually agreed by and between the parties as follows:

                                    ARTICLE I
                                   EMPLOYMENT

                  The Company hereby employs the Executive as its Chief Information Officer (CIO) and a Senior Vice President (SrVP) effective the earlier of April 1, 1999, or the day following the effective date of the termination of Executive's prior employment, and the Executive hereby accepts such employment and shall serve on a full-time basis as an executive officer of the Company, subject to and upon the terms and conditions set forth in this Agreement.

                                   ARTICLE II
                                     DUTIES

         (A) The Executive shall, during the term of his employment with the Company and subject to the direction and control of the Company's Board of Directors (the "Board" or the "Board of Directors"), perform such executive duties and functions as he may be called upon to perform consistent with his employment hereunder as CIO and SrVP.

         (B) The Executive shall devote his full time and best efforts to the performance of his duties for the Company, including the following:

                  (i) Develop, implement, and monitor policies and procedures appropriate to the day-to-day operation of the Company's information technology functions.

                  (ii) Confer with Company officials to develop, implement and supervise an "online services" division.

                  (iii) Promote the Company's relationships with its employees, customers, shareholders and others in the business community.



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                  (iv) Monitor and evaluate performance of staff for compliance with established policies and objectives of the Company and contributions in attaining objectives.

                  (v) Render services to any joint venture, subsidiary or affiliated business of the Company as requested by the Board of Directors, provided that indemnification equivalent to that referred to in Article IV (D) is provided to Executive in connection with those services.

                  (vi) Perform such other duties consistent with his position as CIO and SrVP as may be assigned to him by the Board of Directors.

         (C) At the request of the Company, the Executive shall also serve, without additional compensation, as CIO, SrVP and/or as a director of one or more of the Company's subsidiaries during the term of this Agreement, provided that indemnification equivalent to that referred to in Article IV (D) is provided to Executive in connection with those services.

         (D) The Executive represents and warrants that he will not knowingly use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that, to the best of his knowledge, his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person. The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to his most recent prior employer.

                                   ARTICLE III
                                  COMPENSATION

         (A) The Company shall pay to the Executive for all services to be rendered pursuant to the terms of this Agreement a base salary at the rate of $150,000 per year (unless adjusted by the Board of Directors as described below), payable in accordance with the Company's normal payroll procedures. The Board may increase Executive's base salary from time to time in its discretion.

         (B) The Executive shall be paid a signing bonus of $20,000, payable upon the commencement of employment hereunder.

         (C) The Executive shall be entitled to quarterly cash performance bonuses equal to three percent (3%) of the gross margin (as determined pursuant to generally accepted accounting principals) derived from the Company's "online services" division; provided, however, that payment shall be made no later than the later of (i) ten (10) business days after the Company collects payment of amounts included as revenues in determining gross margin, or (ii) one month following the close of the applicable fiscal quarter. The parties may, by addendum to this Agreement, establish a precise formula to be used to calculate "gross margin."



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                                   ARTICLE IV
                         WORKING CONDITIONS AND BENEFITS

         (A) The Executive shall be entitled to paid vacations during each year of his employment with the Company in accordance with Company practice in that year, but no less than as described on the attached Exhibit A, which is incorporated in this Agreement as a part hereof by this reference. The Executive shall also be entitled to leave for illness or temporary disability, which may be paid or unpaid, in accordance with the policies of the Company in effect at that time, but no less favorable to Executive than described on Exhibit A.

         (B) The Executive is authorized to incur reasonable and necessary expenses for promoting the business of the Company, including expenses for entertainment, travel and similar items. The Company shall reimburse the Executive on a monthly basis for all such expenses, upon presentation by the Executive of an itemized account of such expenditures.

         (C) The Executive shall not be required to relocate to the Company's executive offices in St. Petersburg, Florida. The Company will obtain office space in or around Palo Alto, California for use by the Executive. The Executive shall travel on the Company's behalf to the extent reasonably necessary.

         (D) The Company shall indemnify and defend Executive in any claim, proceeding or lawsuit, and in connection with any appeal thereof, which may be threatened, asserted or commenced against the Executive (i) by reason of the fact that he is or was a director, officer, employee or other agent of the Company, or (ii) by reason of the fact that he is or was serving at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan; provided that indemnification shall not be provided in violation of applicable law. The Company's obligation to indemnify and defend Executive as described herein shall continue even though the Company terminates its employment relationship with Executive. The indemnification to be provided to Executive shall include coverage of him by officer and director insurance no less favorable to Executive than the policies referred to on Exhibit A and mandatory advancement of expenses, including reasonable attorney fees and costs of court-approved settlements, actually and necessarily incurred by Executive in connection with the defense of the foregoing. The Company shall not be obligated to advance expenses hereunder unless Executive provides written undertaking to repay any such amount advanced if he is ultimately found not to be entitled to indemnification under applicable law.

                                    ARTICLE V
                                 OTHER BENEFITS

         (A) Contemporaneously with the execution of this Agreement, the Company shall grant the Executive options to acquire 750,010 shares of the Company's restricted common stock at an exercise price per share equal to $0.30. The options shall vest (and shall become exercisable at the time they vest), subject to continued employment, as follows: 250,000 options shall vest on the date the Executive commences employment hereunder; and 14,286 options shall vest on the first day of each month for 35 consecutive months, commencing April 1, 1999. All options shall expire five (5) years from the date of grant. The following terms and conditions apply to the options: (i) both the number of options and the exercise price are subject to appropriate adjustments in the


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event of any stock split, stock dividend or other change in capital structure affecting the Company's common stock, (ii) the options and the shares of common stock issuable upon exercise of the options are subject to restrictions on transfer, as required by applicable federal and state securities laws; (iii) options which have not vested on or before the date of termination of Executive's employment shall terminate on such date, and (iv) all vested options must be exercised within the earlier of the expiration date of the options or one year after termination of Executive's employment. The Executive acknowledges that as long as he remains an executive officer or director of the Company he shall be deemed an "affiliate" and/or a "control person" for purposes of reporting and compliance under the rules and regulations of the Securities and Exchange Commission.

         (B) During the term hereof, the Executive shall be entitled to receive such of the following other benefits of employment that are or may become available to other members of the Company's senior executive management: health and life insurance benefits, pension, profit sharing and income protection or disability plans, in each instance consistent with his position as President and no less favorable to Executive than any description thereof on Exhibit A.

         (C) Stock options in addition to those described above may be granted from time to time in the discretion of the Board.

                                   ARTICLE VI
                                      TERM

                  The Company shall continue the Executive's employment, and the Executive shall remain in employment with the Company, from the commencement date set forth in Article I until the date when the Executive's employment terminates pursuant to Article VII.

                                   ARTICLE VII
                                   TERMINATION

         (A) The Executive may voluntarily terminate this Agreement at any time upon written notice to the Company. The Executive shall provide at least two weeks advance notice to the Company of his election to voluntarily terminate this Agreement.

         (B) The Company may terminate this Agreement for Cause at any time by giving the Executive written notice thereof specifying with particularity the grounds for such termination. In such event, this Agreement and the employment relationship hereunder shall be terminated as of the date of such written notice and the Executive will be entitled to no further payments from the Company. The Company shall continue, however, to provide Executive with the indemnification referred to in Article IV (D), but shall not be required to provide such indemnification for or in connection with any matter in which a cause of action is asserted against the Executive for any act which constitutes grounds for termination for Cause hereunder. For purposes hereof, "Cause" shall mean (i) a material violation of the terms of this Agreement that has not been cured by Executive within 10 days of his receipt of notice particularly describing each such violation; (ii) a breach of trust, including dishonesty, acts of moral turpitude, theft, embezzlement and self-dealing; (iii) the disclosure of confidential information prohibited hereunder (except disclosure in the good-faith belief that the same is for the benefit of the Company) which results (or can reasonably be expected to result) in material harm to the Company; or
(iv) gross negligence or willful misconduct, either of


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which results (or can reasonably be expected to result) in material harm to the
Company. Notice of termination for Cause shall be forwarded to the Executive by the Company only upon and after a resolution of the Board authorizing such notification and shall be effective immediately; provided, however, that the Executive may be reinstated retroactively, in the discretion of the Board, in the event that within ten days the Executive establishes to the satisfaction of the Board that Cause did not exist.

         (C) The Company may terminate this Agreement at any time upon at least two weeks advance notice to the Executive; such notice shall be forwarded to the Executive by the Company only upon and after a resolution of the Board authorizing such notification and shall be deemed a termination without Cause.

         (D) Subject to Paragraph (C), the Executive's employment with the Company shall be "at will." Any contrary representations which may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the "at will" nature of the Executive's employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company.

                                  ARTICLE VIII
                               SEVERANCE BENEFITS

         (A) Executive shall be entitled to receive the severance benefits specified below in the event there should occur an Involuntary Termination of his employment (other than a termination for Cause):

                  (i) Continued Compensation. Executive shall be paid severance in an amount equal to six (6) months of his base salary at the time of termination, less applicable withholdings, payable in a lump sum.

                  (ii) Health Coverage. Executive shall be provided continued health coverage, without charge, under the Company's medical plan in accordance with the requirements of Internal Revenue Code Section 4980B ("COBRA") until the earlier of (i) the expiration of the COBRA continuation period in effect under COBRA or (ii) the first date that Executive is covered under another employer's health benefit program. Such coverage shall be in lieu of any other continued health care coverage to which the Executive and his eligible dependents would otherwise be entitled pursuant to COBRA by reason of the termination of the Executive's employment.

         (B) In the event of an Involuntary Termination of Executive's employment within 18 months following a Change in Control of the Company, Executive shall be entitled to the following severance benefits in lieu of the benefits under Paragraph (A) above:

                  (i) Continued Compensation. Executive shall be paid severance in an amount equal to one (1) year of his base salary at the time of termination, less applicable withholdings, payable in a lump sum.



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                  (ii) Health Coverage. Executive shall be provided continued
         health coverage, without charge, under the Company's medical plan in accordance with the requirements of Internal Revenue Code Section 4980B ("COBRA") until the earlier of (i) the expiration of the COBRA continuation period in effect under COBRA or (ii) the first date that Executive is covered under another employer's health benefit program. Such coverage shall be in lieu of any other continued health care coverage to which the Executive and his eligible dependents would otherwise be entitled pursuant to COBRA by reason of the termination of the Executive's employment.

         (C) For purposes of this Article VIII, the following definitions shall be in effect:

                  (i) Involuntary Termination means either the involuntary termination of Executive's employment with the Company or Executive's voluntary resignation following the Company's failure to perform its obligations under this Agreement as identified by Executive in a written notice delivered to the Company's Board of Directors at least ninety (90) days prior to resignation. Involuntary Termination shall not include any termination of Executive's employment by reason of death or permanent disability.

                  (ii) Termination for Cause shall mean an Involuntary Termination effected for Cause, as such term is defined in Article VII, Paragraph (B).

                  (iii) Change in Control means an acquisition of the Company by merger, sale of all or substantially all of the Company's assets, or purchase of 50% or more of the Company's assets, or purchase of 50% or more of the Company's stock, or any other reorganization or series of transactions resulting in a change of 50% or more in the ownership of the Company's stock or assets, but only if such Change in Control is initiated more than one year after the date of this Agreement.

         (D) Should Executive die before he receives the full amount of compensation continuation payments to which he may become entitled under Article VIII of this Agreement, then the balance of such payments shall be made, on the due dates hereunder had Executive survived, to the executors or administrators of his estate.

                                   ARTICLE IX
                       CONFIDENTIALITY AND NON-COMPETITION

                  The Executive and the Company recognize that due to the nature of the Executive's engagement hereunder, and the relationship of the Executive to the Company, the Executive will have access to, will acquire, and may assist in developing confidential proprietary information relating to the business and operations of the Company and its affiliates, including information with respect to their present and prospective products, systems, customers, agents, processes and sales and marketing methods. The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Company and its affiliates and that



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disclosure of it or its use by others could cause substantial loss to the
Company. The Executive and the Company also recognize that an important part of the Executive's duties shall be to develop good will for the Company and its affiliates through his personal contact with customers, agents and others having business relationships with the Company and its affiliates, and that there is a danger that this good will, a proprietary asset of the Company and its affiliates, may follow the Executive if and when his relationship with the Company is terminated. Therefore, the Executive hereby agrees as follows:

         (A) All Company trade secrets, proprietary information, software, software codes, advertising, sales, marketing and other materials or articles of information, including customer and supplier lists, data, reports, customer sales analyses, invoices, price lists or information, samples, or any other materials or data of any kind furnished to the Executive by the Company or developed by the Executive on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with the Executive's employment hereunder, are and shall remain the sole and confidential property of the Company; if the Company requests the return of such materials at any time during or after the termination of the Executive's employment, the Executive shall use commercially reasonable efforts to promptly deliver the same to the Company.

         (B) During the term of Executive's employment and during any period in which the Executive is receiving severance pay (or would be receiving severance pay if he receives a lump sum rather than installments), the Executive shall not, directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or be a director, stockholder or an employee of, or a consultant to, any business, firm, corporation or entity which (i) is conducting any business which competes with the business, as conducted at any time during the term of employment with the Company, of the Company or any of its affiliates with which Executive had any substantial management involvement, or (ii) is or was at any time during the term of employment with the Company a vendor, supplier, customer or distributor of the Company or any of its affiliates with which Executive had any substantial management involvement. During the same period of time specified in the preceding sentence, the Executive shall not solicit, directly or indirectly, for his own account or for the account of others, orders for merchandise, products or services of a kind and nature like or similar to merchandise, products and services sold or rendered by the Company during his employment with the Company from any person or entity which was a customer of the Company or which the Company was actively soliciting to be a customer during the 12 month period immediately preceding that date upon which his employment relationship with the Company shall have terminated.

         (C) During the term of this Agreement and for a period of one year thereafter, the Executive shall not at any time, directly or indirectly, urge any customer, or any person or entity which the Company was actively soliciting to be a customer during the 12 month period immediately preceding that date upon which his employment relationship with the Company shall have terminated, to discontinue, in whole or in part, business, or not to do business with, the Company; nor shall he directly or indirectly induce or attempt to influence any employee of the Company to terminate his or her employment with the Company.

         (D) During the term of this Agreement and at all times thereafter, the Executive shall not knowingly use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or entity other than the Company, any material referred to in Paragraph (A) above or any information regarding the business methods, business



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policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes used or developed by the Company or any names and addresses of customers or clients or any other confidential information relating to or dealing with the business operations or activities of the Company, first made known to the Executive or first learned or acquired by the Executive while in the employ of the Company.

         (E) The foregoing provisions of this Article shall not (i) prevent Executive from owning five percent or less of the outstanding stock of any publicly traded entity, (ii) apply to information of any type that is publicly disclosed, or is or becomes publicly available, in each instance without a violation by Executive of the provisions of this Article, and (iii) be construed to prevent disclosure by Executive pursuant to legal process, provided in this event Executive shall endeavor to give reasonable advance notice to the Company of any such legal process involving him that may result in otherwise prohibited disclosure.

         (F) It is recognized that damages in the event of breach by the Executive of this Article would be difficult, if not impossible, to ascertain, and it is, therefore, agreed that the Company shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any breach, and the Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Company may have.

                                    ARTICLE X
                  CONSTRUCTION, ENFORCEABILITY AND SEVERABILITY

         (A) The descriptive headings of Articles, or of or in any exhibit, are inserted for convenience only and are not a part of this Agreement. Unless otherwise qualified, references in this Agreement to "Article" are to provisions of this Agreement and a reference thereto includes any subparts. As used herein, the singular includes the plural, the plural includes the singular, and words in one gender include the others, the terms "party" and "parties" are references to the Company and/or the Executive as permitted or required by the context, "herein", "hereunder", "hereof" and similar references refer to the whole of this Agreement, "include", "including" and similar terms are not words of limitation, and any examples are not limiting. The failure of an incorporated party to affix its corporate seal to this Agreement shall not impair the validity of the signature of that party but shall, instead, be the adoption by that party of the phrase "(CORPORATE SEAL)" as the corporate seal of that party for the purposes of this Agreement. In the event any date specified herein or determined hereunder shall be on a Saturday, Sunday or nationally declared holiday, then that date so specified or determined shall be deemed to be the next business day following such date and compliance by or on that day shall be deemed to be compliance with the terms of this Agreement.

         (B) To the extent any provision or portion of this Agreement shall be held, found or deemed to be invalid, unreasonable, unlawful or unenforceable, then the parties expressly covenant and agree that any such provision or portion shall be modified to the extent necessary in order that any such provision or portion shall be legally enforceable to the fullest extent permitted by applicable law and that any court of proper jurisdiction shall, and the parties do hereby expressly authorize any such court to, enforce any such provision or portion or to modify any such provision or portion in order that any such provision or portion shall be enforced by such court to the fullest



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extent permitted by applicable law. If any provision or portion of this
Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision or portion of this Agreement is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

         (C) The Company represents and warrants to the Executive that, to the best of its knowledge, it has been duly authorized to execute, deliver and perform this Agreement and each related agreement, and that execution, delivery and performance hereof and thereof is not and will not be a breach or violation of any obligation or commitment, whether contractual or otherwise, to which the Company is subject or by which it is bound.


                                   ARTICLE XI
                                   ARBITRATION

                  Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Executive's employment or the termination thereof, shall be settled by arbitration in Palo Alto, California, if demanded by the Company, or in St. Petersburg/Tampa Florida if demanded by the Executive, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and the Executive shall share equally all fees and expenses of the arbitrator; provided, however, that the Company or the Executive, as the case may be, shall bear all fees and expenses of the arbitrator and all of the legal fees and out-of-pocket expenses of the other party if the arbitrator determines that the claim or position of the Company or the Executive, as the case may be, was without reasonable foundation. The Executive and the Company each hereby consent to personal jurisdiction of the state and federal courts located within the territorial limits of the above venues, for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants, and waive all venue objections with respect to such arbitration, actions or proceedings.

                                   ARTICLE XII
                                     NOTICE

                  Any notice, request, demand or other communication required to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered to the addressee in person or mailed by certified mail, return receipt requested, to the Executive at the last resident address he has provided to the Company, or in the case of the Company, at its principal executive offices.

                                  ARTICLE XIII
                                     BENEFIT

                  This Agreement shall inure to and shall be binding upon the parties, the successors and assigns of the Company, and the heirs and personal representatives of the Executive.





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                                   ARTICLE XIV
                                     WAIVER

                  The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

                                   ARTICLE XV
                                  GOVERNING LAW

                  The law of the State of Florida (except its provisions governing the choice of law) shall govern the construction, enforcement and validity of this Agreement.

                                   ARTICLE XVI
                                ENTIRE AGREEMENT

                  This Agreement constitutes or refers to the entire understanding of the Executive and the Company with respect to the subject matter hereof and supersedes any and all prior understandings written or oral. This Agreement may not be changed, modified or discharged orally, but only by an instrument in writing signed by the parties.

                                  ARTICLE XVII
                      COUNTERPARTS AND FACSIMILE SIGNATURES

                  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

                  IN WITNESS WHEREOF, the parties have executed this Agreement and affixed their hands and seal the day and year first above written.

                                   EXECUTIVE




                                   --------------------------------------------
                                          John Hwang


                                   TELESERVICES INTERNATIONAL GROUP INC.



                                   By:
                                      -----------------------------------------
                                        Robert P. Gordon, Chairman

                                            (CORPORATE SEAL)



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                                    EXHIBIT A


               SENIOR VICE PRESIDENT AND CHIEF INFORMATION OFFICER


Paid Vacation - 3 Weeks per year accrued monthly.

Sick Time - 6 days per year accrued at one half day per month.

Holidays - 8.5 annually

Health Insurance - United HealthCare
     Eligible on the first of the month following your first 90 days Family Coverage Total Premium - $508.83 monthly Company Pays - $168.65 monthly Employee Pays - $340.18 monthly

Dental Insurance - American Dental Plan
     Two Choices
     HMO Dental - Family Coverage Total Premium - $26.48 Monthly
             Employee pays $15.58 monthly
     Indemnity - Family Coverage Total Premium - $44.00 Monthly
             Employee pays $26.00 Monthly

Life insurance paid for by the Company for employee only (no add-on's) Coverage is by salary - SVP/CIO coverage is $50,000

Liability Insurance - Hartford Business Insurance

     Commercial Package
                  Liability and Medical                       $1,000,000
                  Personal and Advertising Injury             $1,000,000
                  General Aggregate                           $2,000,000
                  Products - Completed Operations             $2,000,000
                  Umbrella                                    $2,000,000

     Workers Comp                                             $  500,000 Each

Current coverage in effect through 5/27/99.

D&O -             Agricultural E&S Ins. Co.                   $2,500,000
                  Rock River Ins. Co.                         $2,500,000
                  TIG Specialty Insurance Company             $2,500,000
                  Admiral Insurance Company                   $2,500,000



TSIG/HWANG EMPLOYMENT AGREEMENT                                       EXHIBIT A

                            INDEMNIFICATION AGREEMENT

                  THIS INDEMNIFICATION AGREEMENT ("Agreement") made as of this 2nd day of February 1999 by and between the parties: JOHN HWANG, an individual whose address is P.O. Box 1101, Palo Alto, California 94302 (hereinafter referred to as "Hwang"), and TELESERVICES INTERNATIONAL GROUP INC., a Florida corporation with its principal executive offices at 100 Second Avenue South, Suite 1000, St. Petersburg, Florida 33701 (hereinafter referred to as the "Company").

         WHEREAS, the Company may choose to employ persons who were employees of Cohesive Technology Solutions, Inc. ("Cohesive") during the term of Hwang's employment at Cohesive.

         WHEREAS, Hwang is a party to an employment agreement with Cohesive which prohibits Hwang from attempting to hire or solicit, induce, recruit, or encourage any employee of Cohesive to leave Cohesive.

         WHEREAS, the Company has not requested nor accepted, and will not request nor accept, Hwang's assistance in any efforts to hire such persons.

         WHEREAS, Hwang did not and will not act on behalf of the Company to hire or solicit, induce, recruit, or encourage any employee of Cohesive to leave Cohesive in favor of employment with the Company.

         WHEREAS, Hwang's employment agreement with Cohesive prohibits Hwang from "competing" with Cohesive for a period of two years following termination of his employment with Cohesive.

         WHEREAS, although both Hwang and the Company are of the opinion that the business of the Company is substantially different from and not in competition with the business of Cohesive, both parties acknowledge the possibility that Cohesive may nonetheless claim that Hwang's employment with the Company is a breach of the "non-compete" provision of Hwang's employment agreement with Cohesive.

         THEREFORE, the undersigned parties hereby acknowledge and agree as follows:

         The Company agrees to indemnify and defend Hwang in any action, suit or proceeding and in connection with any appeal thereof, brought against Hwang by Cohesive, with respect to any claim, liability, obligation, loss, damage, judgment, action, suit, proceeding, arbitration, demand, cost or expense (including, without limitation, reasonable attorneys fees and costs, and expenses reasonably incurred in investigating, preparing, defending against any of the foregoing), arising out of or in any manner incident, relating or attributable to 1) the Company's hiring of persons who were employees of Cohesive during the term of Hwang's employment at Cohesive or 2) the Company's employment of Hwang which is the basis of a claim that Hwang has breached the "non-compete" provision of Hwang's employment agreement with Cohesive. The maximum liability of the Company in connection with indemnification against any claim based on the "non-compete" provision, as described in the preceding sentence, shall be limited to $500,000 (inclusive of all costs and attorneys fees).

         This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

TELESERVICES INTERNATIONAL GROUP INC.


By:
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         Robert P. Gordon, Chairman

JOHN HWANG

By:
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